Exhibit 99.2

Certain confidential information has been omitted from this Exhibit 99.2 pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol “[**]” at each place in this Exhibit 99.2 where the omitted information appeared in the original.

AMENDMENT 3 TO LICENSE AGREEMENT

This Amendment 3 to License Agreement (this “Amendment 3”), effective as of the date of the last signature (the “Amendment Effective Date”), modifies that certain License Agreement between Callaway Golf Company (“Callaway Golf”) and Ashworth, Inc. (“Ashworth”), dated May 14, 2001 (the “Agreement”), which was subsequently modified by Amendments to License Agreement dated December 16, 2003 (“Amendment 1”) and March 29, 2007 (“Amendment 2”). The Agreement, as amended by Amendment 1 and Amendment 2, is referred to herein as the “Original Agreement”.

The parties now wish to amend and modify the Original Agreement in certain respects and make such other provisions as are set forth below.

For good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.	Trademarks. Exhibit A to the Original Agreement is supplemented by the addition of the following under the existing caption “TRADEMARKS—FONT INDEPENDENT” and a new sub-caption “SUB-BRAND MARKS”:

“Tour Edition”

2.	Grant of Trademark License.

a.	Exhibit D-2 to the Original Agreement is hereby amended to delete [**].

b. Section 1.o. of the Original Agreement is hereby amended and supplemented by the addition of the following after the last sentence thereofNotwithstanding the foregoing, Ashworth may sell to [**] (the “Mid-Price Channel”) Licensed Products bearing Trademarks listed under the sub-caption SUB-BRAND MARKS on Exhibit A, which Trademarks may be used in combination with any other Trademark on such Licensed Products and in any Marketing Materials (as defined in Section 7.a. of the Original Agreement) for such Licensed Products. The development of Licensed Products for sale to the Mid-Price Channel will be subject to the provisions of Section 4 of the Original Agreement, and all Marketing Materials for such Licensed Products (including those used by any retailers in the Mid-Price Channel) will be subject to the provisions of Section 7 of the Original Agreement. The parties shall also discuss and work together in good faith to add additional companies to the definition of Mid-Price Channel on terms and with programs consistent with those for sales at [**]. Further, the Mid-Price Channel and all discount department stores shall be deemed Authorized Distribution Channels for purposes of this Agreement; provided, however, that Ashworth shall not sell Licensed Products to any retailer other than Premium Department Stores and the Mid-Price Channel without the prior written consent of Callaway Golf in each instance, which consent may be withheld for any reason (or no reason) in Callaway Golf’s sole discretion.

3.	Royalties.

a.	Section 3.a. of the Original Agreement is hereby amended and restated as follows:

Ashworth shall pay, in U.S. Dollars, royalties to Callaway Golf for all Net Sales (as defined in Exhibit F-1) of Licensed Products (including sales of the Authorized Sublicensed Products by any Ashworth sublicensee) that occur during each calendar quarter this Agreement is in effect (including any Sell-Off Period (as hereinafter defined) and Non-Exclusive Product Sell-Off Period) in the amounts further described on Exhibit F-1 hereto; provided, however, that (i) the parties acknowledge and confirm that the reduced royalty rate for Closeout Net Sales as set forth in Amendment 1 shall continue in effect, (ii) Ashworth shall pay, in U.S. Dollars, a flat [**] percent ([**]%) royalty for all Net Sales (as defined in Exhibit F-1) of Licensed Products made through the Mid-Price Channel, and (iii) the royalty rate for Net Sales (other than Net Sales for Closeout sales or made through the Mid-Price Channel) occurring after the Amendment Effective Date shall be [**] percent ([**]%). For purposes of clarity, the tiered rate structure described on Exhibit F-1 will not apply to Net Sales occurring after the Amendment Effective Date.

b.	Section 3.b.(i) of the Original Agreement is hereby amended and restated as follows:

With respect to sales of the Licensed Products, from the Effective Date until this Agreement is terminated, Ashworth shall pay the difference between the minimum annual royalties (the “Minimum Annual Royalties”) set forth on Exhibit F-2 hereto and the actual royalties paid for a given year pursuant to Exhibit F-1 hereto, if any, with the royalty payment for the fourth quarter of the relevant calendar year, provided, however, that royalties paid on sales made through the Mid-Price Channel will not apply toward the Minimum Annual Royalties;

4.	Assignability. Section 15 of the Original Agreement is hereby amended and supplemented by the addition of the following after the last sentence thereof:

Notwithstanding any contrary provision of this Agreement, any lender to Ashworth or any of its subsidiaries or permitted successors or assigns (or an agent for one or more of such lenders) that takes possession of any inventory that is subject to the terms of this Agreement (whether by foreclosure or otherwise) may sell, transfer or otherwise dispose of such inventory in any manner that Ashworth would be permitted to sell, transfer or otherwise dispose of such inventory under this Agreement.

5.	No Other Changes; Definitions. All terms and conditions in the Original Agreement that have not been changed or otherwise modified by this Amendment 3 shall remain unchanged and shall continue in full force and effect. All capitalized terms used in this Amendment 3 that are not otherwise defined herein have the meanings ascribed to them in the Original Agreement.

In witness whereof, the parties hereto have caused this Amendment 3 to be executed as of the Amendment Effective Date.

ASHWORTH, INC. By:/s/ ALLAN H. FLETCHER Name: Allan H. Fletcher Title: Chief Executive Officer Date Signed: November 28, 2007	CALLAWAY GOLF COMPANY By:/s/ STEVEN C. MCCRACKEN Name: Steven C. McCracken Title: Senior Executive Vice President and Chief Administrative Officer Date Signed: December 3, 2007